                                                                 Exhibit T3A-65.

State of New York       }
                      ss:
Department of State     }

I hereby certify that the annexed copy has been compared with the original document filed by the Department of State and that the same is a true copy of said original.

         Witness my hand and seal of the Department of State on February 25,
2004

                                                           /s/ [illegible]
                                                           ---------------------
                                                           Secretary of State

                                                                 Exhibit T3A-65.

                          CERTIFICATE OF INCORPORATION
                                       OF
                             DSS ENVIRONMENTAL, INC.

                Under Section 402 of the Business Corporation Law

                  The undersigned, being a natural person over eighteen years of age, for the purpose of forming a corporation under Section 402 of the Business Corporation Law, affirms the information set forth in this Certificate under the penalties of perjury:

                  FIRST: The name of the corporation is:

                             DSS Environmental, Inc.

                  SECOND: The purposes for which this corporation is formed are to engage in any lawful acts or activities for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

                  THIRD: The office of the corporation shall be located in Delaware County, New York.

                  FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 20 preferred shares with voting rights and 100 common shares without voting rights, all of which shall be without par value.

                  FIFTH: The Secretary of State of the State of New York is designated as the agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process served against the corporation is 21 Lakeshore Drive, Constantia, New York 13044.

                  SIXTH: Directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages because of their breach of duty as directors unless such liability is based upon a judgment or other final adjudication adverse to the director which establishes (i) that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or (iii) that the director's acts violated Section 719 of the New York Business Corporation Law. If the New York Business Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of the corporation, in addition to the limitation on personal liability established by this Certificate shall be further

                                                                 Exhibit T3A-65.

State of New York     }
                    ss:
Department of State   }

I hereby certify that the annexed copy has been compared with the original document filed by the Department of State and that the same is a true copy of said original.

         Witness my hand and seal of the Department of State on February 25,
2004

                                                       /s/ [illegible]
                                                       -------------------------
                                                       Secretary of State

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             DSS ENVIRONMENTAL, INC.

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

         The undersigned, being the Secretary of DSS ENVIRONMENTAL, INC. (the "Corporation"), hereby certifies:

         1.       The name of the Corporation is DSS ENVIRONMENTAL, INC.

         2. The Certificate of Incorporation was filed by the Department of State on December 17, 1996.

         3. The Certificate of Incorporation, as now in full force and effect, is hereby amended to effect the following changes as authorized by
Section 801 of the Business Corporation Law:

         (a) To change the aggregate number of shares which the Corporation shall have authority to issue from 20 preferred shares with voting rights and 100 common shares without voting rights, all of which are without par value to 20 preferred shares with voting rights which shall be without par value and 25,000,000 common shares with voting rights which shall have a par value of $0.00001 per share. There shall be no change in the 20 issued shares of preferred stock with voting rights which are without par value. The 10 issued shares of common stock without voting rights which are without par value, shall be changed into 10 shares of common stock with voting rights which shall have a par value of $0.00001 per share at a rate of 1 for 1. The eighty (80) unissued shares of common stock without voting rights which are without par value, shall be changed into 24,999,990 shares of common stock with voting rights which shall have a par value of $0.00001 per share at a rate of 1 for 312,499.875.

                  The Paragraph designated "FOURTH" in the Certificate of Incorporation is hereby amended to read in its entirety as follows:

                           FOURTH: The aggregate number of shares which the
                  Corporation shall have authority to issue is 20 preferred shares with voting rights which shall be without par value and 25,000,000 common shares with voting rights which shall have a par value of $0.00001 per share

         4. This Amendment to the Certificate of Incorporation was authorized by a vote of the Board of Directors followed by a vote of a majority of the holders of all the outstanding shares entitled to vote at a special meeting of the shareholders held on the 24th day of September 1997.

         IN WITNESS WHEREOF, I have signed this Certificate of Amendment this 28th day of June, 1999.

                                                  /s/ William M. Buchan
                                                  ------------------------------
                                                  William M. Buchan, Secretary

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